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                                                                  EXHIBIT 10.31


                                 PROMISSORY NOTE


$__________________________                         _____________________, 2000
                                                                    Spokane, WA


        FOR VALUE RECEIVED, Telect, Inc., a Washington corporation, ("Debtor" herein), promises to pay to the order of _______________________ ("Lender" herein), the sum equal to the amount determined under Section 1368(e)(1)(A) of the Internal Revenue Code of 1986 constituting the Lender's pro rata share of Debtor's accumulated adjustments account as reflected on the books of the Debtor as of the Closing Date, together with interest at the Bank of America prime rate in effect on the date of this Note, as set forth above, with the entire unpaid principal balance, and any accrued but unpaid interest thereon, due and payable on or before ninety (90) days after the date of this Note. Interest shall be computed on the outstanding principal balance hereunder, accruing from such date until paid. Interest shall be compounded on a monthly basis.

        Debtor shall have the right, upon payment of all interest accrued to the date of payment, to prepay at any time, without premium or penalty, all or any part of the principal amount of this Note. All payment of principal and interest hereunder shall be in such manner or place as instructed in writing by Lender and shall be applied first against accrued interest and then against principal. This Note is unsecured.

        This Note is executed by Debtor pursuant to the terms of that certain Tax Indemnification and S Corporation Distribution Agreement dated ______, 2000, by and between Lender, the other Stockholders identified in Schedule A thereto and Debtor (the "S Corporation Agreement"). Capitalized terms not defined herein shall have the meanings set forth in the S Corporation Agreement. The principal amount of this Note shall be subject to adjustment, upward or downward, in the event of an adjustment to the AAA Dividend under the terms of the S Corporation Agreement. Upon any such adjustment to the principal amount owed hereunder, the accrued interest thereon from the date of this Note shall be retroactively recalculated and future interest on such adjusted principal balance shall thereafter accrue at the rate set forth above until paid.

        Debtor and all persons, corporations or other entities now or at any time liable for payment of the indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest and diligence in collection, and agree that the time of any payments or any part thereof due hereunder may be extended by Lender or any holder hereof. The nonexercise by the holder of any of his, her or its rights hereunder in any instance shall not constitute a waiver thereof in that or any subsequent instance. Any notice required under this Note shall be given in the manner set forth in the S Corporation Agreement.


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        If this Note is not paid when due, Debtor promises to pay all costs of collection, including attorneys' fees, whether suit is brought or not. The venue of any suit to collect on this Note shall be in Spokane County, Washington.

        This Note is to be construed in all respects and enforced according to the laws of the State of Washington. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCEING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


                                        Telect, Inc.




                                        By:____________________________________
                                           Wayne E. Williams, President and CEO